Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO COMPLETES REFINANCING OF TERM LOANS AND

EXTENSION OF REVOLVING CREDIT FACILITY

CAMP HILL, Pa. – (March 10, 2021) – Harsco Corporation (NYSE:HSC) (the “Company”) announced today that it amended its existing senior secured credit agreement by completing a new term loan B facility (the “New Term Loan”) of $500.0 million and extending the maturity of the existing $700.0 million revolving credit facility thereunder (the “Revolving Credit Facility”).

The New Term Loan, which was over-subscribed, bears interest at a rate per annum of 2.25% over LIBOR, subject to a 0.50% floor. The New Term Loan has quarterly principal amortizations of .25% beginning in September 2021 and matures on March 10, 2028. The proceeds of the New Term Loan were applied to (a) repay in full the outstanding term loan A and term loan B under the Credit Facility, and (b) pay related transaction fees and expenses.

At the same time, the Company’s Revolving Credit Facility was extended from June 28, 2024 to March 10, 2026 with favorable covenant modifications. Specifically, the total net leverage ratio covenant under the facility, currently capped at 5.75x of consolidated adjusted EBITDA, will remain so through the end of 2021. The Revolving Credit Facility bears interest at a rate, depending on total net leverage, ranging from 150 to 250 basis points over LIBOR.

“We are extremely pleased to complete the New Term Loan and amendment, which further improves our financial flexibility,” said Pete Minan, Senior Vice President and Chief Financial Officer. “This transaction strengthens Harsco’s financial position by extending the maturity profile of our debt while lowering our cash interest costs. Investor support for this amendment was very positive and reflects the positive trends within our business and our initiatives to strengthen cash flow and reduce leverage over the next year. I am also very grateful for the overwhelming support of our bank group.”

For the Amendment in connection with the New Term Loan, Goldman Sachs Bank USA, Citigroup Global Markets Inc., BMO Capital Markets Corp., BOFA Securities, Inc., HSBC Securities (USA) Inc., RBC Capital Markets/Royal Bank of Canada, PNC Capital Markets LLC, and Fifth Third Bank, have acted as joint bookrunners and joint lead arrangers.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any loans or securities.

ABOUT HARSCO CORPORATION

Harsco Corporation is a global market leader providing environmental solutions for industrial and specialty waste streams and innovative technologies for the rail sector. Based in Camp Hill, PA, the 13,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

FORWARD LOOKING STATEMENTS

The nature of the Company’s business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management’s confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “outlook,” “plan” or other comparable terms. Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including changes in general economic conditions or changes due to COVID-19 and governmental and market reactions to COVID-19; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in the Company’s pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) the Company’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which the Company operates; (7) failure to effectively prevent, detect or recover from breaches in the Company’s cybersecurity infrastructure; (8) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (9) disruptions associated with labor disputes and increased operating costs associated with union organization; (10) the seasonal nature of the Company’s business; (11) the Company’s ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (12) the integration of the Company’s strategic acquisitions; (13) potential severe volatility in the capital markets; (14) failure to retain key management and employees; (15) the amount and timing of repurchases of the Company’s common stock, if any; (16) the outcome of any disputes with customers, contractors and subcontractors; (17) the financial condition of the Company’s customers, including the ability of customers (especially those that may be highly leveraged, have inadequate liquidity or whose business is significantly impacted by COVID-19) to maintain their credit availability; (18) implementation of environmental remediation matters; (19) risk and uncertainty associated with intangible assets; and (20) other risk factors listed from time to time in the Company’s reports filed or furnished with the SEC. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

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